Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

April 16, 2015

CITIGROUP REPORTS FIRST QUARTER 2015 EARNINGS PER SHARE OF $1.51;
$1.52 EXCLUDING CVA/DVA(1)

NET INCOME OF $4.8 BILLION

REVENUES OF $19.7 BILLION; $19.8 BILLION EXCLUDING CVA/DVA

RETURN ON AVERAGE ASSETS OF 1.05% EXCLUDING CVA/DVA

CITICORP EFFICIENCY RATIO OF 54%

NET INTEREST MARGIN OF 2.92%

UTILIZED APPROXIMATELY $1.2 BILLION OF DEFERRED TAX ASSETS

COMMON EQUITY TIER 1 CAPITAL RATIO OF 11.0%(2)
SUPPLEMENTARY LEVERAGE RATIO OF 6.4%(3)

BOOK VALUE PER SHARE OF $66.79
TANGIBLE BOOK VALUE PER SHARE OF $57.66(4)

CITI HOLDINGS ASSETS OF $122 BILLION DECLINED 19% FROM PRIOR YEAR PERIOD
AND REPRESENTED 7% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, April 16, 2015 — Citigroup Inc. today reported net income for the first quarter 2015 of $4.8 billion, or $1.51 per diluted share, on revenues of $19.7 billion. This compared to net income of $3.9 billion, or $1.23 per diluted share, on revenues of $20.2 billion for the first quarter 2014.

CVA/DVA was negative $73 million (negative $47 million after-tax) in the first quarter 2015, compared to $7 million ($4 million after-tax) in the prior year period. First quarter 2014 results also included a $210 million tax charge(5) (recorded in Corporate/Other). Excluding CVA/DVA, revenues were $19.8 billion, down 2% from the prior year period. Excluding CVA/DVA and the tax item in the prior year period, earnings were $1.52 per diluted share, up 17% from prior year earnings of $1.30 per diluted share.

Michael Corbat, Chief Executive Officer of Citigroup, said, “We had a strong quarter overall, particularly in executing against our top strategic priorities. While some businesses faced revenue headwinds, we grew loans and deposits in our core businesses and gained wallet share among our target clients. We tightly managed our expenses, helping to achieve positive operating leverage in Citicorp and we are on track to hit our financial targets for the year.

“Citi Holdings was profitable again and we announced the sale of OneMain, the largest business remaining in Holdings. We utilized $1.2 billion of deferred tax assets, helping increase our Common Equity Tier 1 Capital ratio to 11.0% and our Supplementary Leverage Ratio to 6.4%.

“We were pleased that the Federal Reserve did not object to our capital plan so we can now begin meaningful capital return to our shareholders.  We remain committed to building a safer and stronger institution and we will continue to make the necessary investments to ensure we have a sustainable capital planning process,” Mr. Corbat concluded.

Citigroup ($ in millions, except per share amounts)	1Q’15	4Q’14	1Q’14	QoQ%	YoY%
Citicorp	17,902	16,095	18,221	11%	-2%
Citi Holdings	1,834	1,804	1,985	2%	-8%
Total Revenues	$19,736	$17,899	$20,206	10%	-2%

Adjusted Revenues(a)	$19,809	$17,892	$20,199	11%	-2%

Expenses	$10,884	$14,426	$12,149	-25%	-10%

Net Credit Losses	1,957	2,248	2,439	-13%	-20%
Loan Loss Reserve Build/(Release)(b)	(239)	(441)	(673)	46%	64%
Provision for Benefits and Claims	197	206	208	-4%	-5%
Total Cost of Credit	$1,915	$2,013	$1,974	-5%	-3%

Income (Loss) from Cont. Ops. Before Taxes	$6,937	$1,460	$6,083	NM	14%
Provision for Income Taxes	2,120	1,077	2,131	97%	-1%
Income from Continuing Operations	$4,817	$383	$3,952	NM	22%
Net income (loss) from Disc. Ops.	(5)	(1)	37	NM	NM
Non-Controlling Interest	42	38	45	11%	-7%
Citigroup Net Income	$4,770	$344	$3,944	NM	21%

Adjusted Net Income(a)	$4,817	$340	$4,150	NM	16%

Common Equity Tier 1 Capital Ratio(c)	11.0%	10.6%	10.5%
Supplementary Leverage Ratio(d)	6.4%	5.9%	5.7%
Return on Average Common Equity	9.4%	0.4%	7.8%
Book Value per Share	$66.79	$66.05	$66.13	1%	1%
Tangible Book Value per Share(e)	$57.66	$56.71	$56.29	2%	2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the tax item in 1Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

(c) For additional information, please refer to Appendix D and Footnote 2.

(d) For additional information, please refer to Footnote 3.

(e) For additional information, please refer to Appendix E and Footnote 4.

Citigroup

Citigroup revenues were $19.7 billion in the first quarter 2015, down 2% from the prior year period. Excluding CVA/DVA, revenues of $19.8 billion decreased 2% from the prior year period, driven by a 1% decrease in Citicorp revenues and a 7% decrease in Citi Holdings revenues. Excluding CVA/DVA and the impact of foreign exchange translation(6), Citigroup revenues increased 1% from the prior year period, as 2% growth in Citicorp revenues was partially offset by the decrease in Citi Holdings.

Citigroup’s net income increased 21% to $4.8 billion in the first quarter 2015 from $3.9 billion in the prior year period. Excluding CVA/DVA in both periods and the tax item in the prior year period, net income of $4.8 billion increased 16% from the prior year period, primarily driven by lower operating expenses and lower net credit losses, partially offset by lower revenues and a reduced net loan loss reserve release.

Citigroup’s operating expenses were $10.9 billion in the first quarter 2015, 10% lower than the $12.1 billion in the prior year period, driven by ongoing efficiency savings and lower legal and related expenses and repositioning costs, as well as the impact of foreign exchange translation, partially offset by higher regulatory and compliance costs and volume-related expenses. Excluding the impact of foreign exchange translation, operating expenses declined 6% from the prior year period. Operating expenses in the first quarter 2015 included legal and related expenses of $387 million, compared to $945 million in the prior year period, and $16 million of repositioning charges, compared to $211 million in the prior year period.

Citigroup’s cost of credit in the first quarter 2015 was $1.9 billion, a 3% decrease from the prior year period, primarily reflecting a 20% reduction in net credit losses, largely offset by the lower net release of loan loss reserves.

Citigroup’s effective tax rate was 31% in the current quarter, a slight decrease from the prior year period (excluding CVA/DVA and the tax item in the prior year period).

Citigroup’s allowance for loan losses was $14.6 billion at quarter end, or 2.38% of total loans, compared to $18.9 billion, or 2.87% of total loans, at the end of the prior year period. The $239 million net release of loan loss reserves in the current quarter compared to a $673 million net release in the prior year period. Citigroup asset quality continued to improve as total non-accrual assets fell to $7.0 billion, a 22% reduction compared to the first quarter 2014. Corporate non-accrual loans declined 28% to $1.2 billion, while consumer non-accrual loans declined 20% to $5.6 billion.

Citigroup’s loans were $621 billion as of quarter end, down 7% from the prior year period, and down 3% on a constant dollar basis.  In constant dollars, 2% growth in Citicorp loans was offset by continued declines in Citi Holdings, driven primarily by reductions in the North America mortgage portfolio and the reclassification of $10 billion of loans to other assets related to the previously-announced pending agreements to sell OneMain Financial and Citi’s credit card operations in Japan.

Citigroup’s deposits were $900 billion as of quarter end, down 7% from the prior year period. In constant dollars, Citigroup’s deposits decreased 3%. In constant dollars, Citicorp deposits grew 3% driven by a 6% increase in Institutional Clients Group (ICG) deposits and a 2% increase in Global Consumer Banking (GCB) deposits, while Citi Holdings deposits declined 80%, primarily driven by the reclassification of $21 billion of deposits to other liabilities during the fourth quarter 2014 reflecting the pending agreement to sell Citi’s retail banking business in Japan.

Citigroup’s book value per share was $66.79 and its tangible book value per share was $57.66, each as of quarter end, representing 1% and 2% increases, respectively, versus the prior year period. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 11.0%, up from 10.5% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the first quarter 2015 was 6.4%, up from 5.7% in the prior year period.

Citicorp ($ in millions)	1Q’15	4Q’14	1Q’14	QoQ%	YoY%
Global Consumer Banking	8,662	9,028	8,844	-4%	-2%
Institutional Clients Group	9,028	7,160	9,154	26%	-1%
Corporate/Other	212	(93)	223	NM	-5%
Total Revenues	$17,902	$16,095	$18,221	11%	-2%

Adjusted Revenues(a)	$17,971	$16,083	$18,228	12%	-1%

Expenses	$9,727	$13,123	$10,131	-26%	-4%

Net Credit Losses	1,549	1,831	1,866	-15%	-17%
Loan Loss Reserve Build/(Release)(b)	(38)	(227)	(323)	83%	88%
Provision for Benefits and Claims	28	39	41	-28%	-32%
Total Cost of Credit	$1,539	$1,643	$1,584	-6%	-3%

Net Income	$4,624	$260	$4,228	NM	9%

Adjusted Net Income(a)	$4,668	$253	$4,442	NM	5%

Adjusted Revenues(a)
North America	8,224	7,489	8,352	10%	-2%
EMEA	3,111	2,329	3,049	34%	2%
Latin America	2,909	3,051	3,186	-5%	-9%
Asia	3,515	3,307	3,418	6%	3%
Corporate/Other	212	(93)	223	NM	-5%

Adjusted Income from Continuing Ops.(a)
North America	2,108	1,753	2,324	20%	-9%
EMEA	927	222	792	NM	17%
Latin America	663	543	632	22%	5%
Asia	1,035	840	879	23%	18%
Corporate/Other	(19)	(3,066)	(178)	99%	89%

EOP Assets ($B)	1,710	1,713	1,743	—	-2%
EOP Loans ($B)	559	565	567	-1%	-1%
EOP Deposits ($B)	888	883	904	1%	-2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the tax item in 1Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $17.9 billion in the first quarter 2015 decreased 2% from the prior year period. CVA/DVA, reported within ICG, was negative $69 million in the first quarter 2015 (negative $44 million after-tax), compared to negative $7 million (negative $4 million after-tax) in the prior year period. Excluding CVA/DVA, revenues of $18.0 billion declined 1% from the first quarter 2014, as ICG revenues decreased 1% and GCB revenues decreased 2%. Corporate/Other revenues were $212 million, a slight decrease from the prior year period.

Citicorp net income was $4.6 billion, 9% higher than the prior year period. Excluding CVA/DVA and the tax item in the prior year period, Citicorp’s net income of $4.7 billion increased 5% from $4.4 billion in the first quarter 2014, primarily driven by lower operating expenses and lower net credit losses, partially offset by the lower revenues and a lower net loan loss reserve release.

Citicorp operating expenses were $9.7 billion, a 4% decrease from the prior year period. Excluding the impact of foreign exchange translation, operating expenses increased 1% as growth-related expenses and higher regulatory and compliance costs were partially offset by ongoing efficiency savings. Operating expenses in the first quarter 2015 included legal and related expenses of $307 million (largely in Corporate/Other), compared to

$162 million in the prior year period, and $1 million of repositioning charges, compared to $191 million in the prior year period.

Citicorp cost of credit of $1.5 billion in the first quarter 2015 declined 3% from the prior year period. Lower credit costs in international GCB were partially offset by higher credit costs in ICG and North America GCB. GCB and ICG each recorded lower net credit losses. Citicorp’s consumer loans 90+ days delinquent decreased 20% from the prior year period to $2.2 billion, and the 90+ days delinquency ratio improved to 0.80% of loans.

Citicorp end of period loans decreased 1% from the prior year period to $559 billion. Corporate loans were unchanged at $279 billion, and consumer loans decreased 3% to $280 billion. On a constant dollar basis, Citicorp end of period loans grew 2% versus the prior year period, with 4% growth in corporate loans and 1% growth in consumer loans.

Global Consumer Banking ($ in millions)	1Q’15	4Q’14	1Q’14	QoQ%	YoY%
North America	4,994	5,096	4,790	-2%	4%
Latin America	1,835	2,069	2,083	-11%	-12%
Asia(a)	1,833	1,863	1,971	-2%	-7%
Total Revenues	$8,662	$9,028	$8,844	-4%	-2%

Expenses	$4,552	$4,985	$4,871	-9%	-7%

Net Credit Losses	1,551	1,710	1,732	-9%	-10%
Loan Loss Reserve Build/(Release)(b)	(114)	(269)	(216)	58%	47%
Provision for Benefits and Claims	28	39	41	-28%	-32%
Total Cost of Credit	$1,465	$1,480	$1,557	-1%	-6%

Net Income	$1,730	$1,685	$1,667	3%	4%

Income from Continuing Operations
North America	1,140	1,137	1,018	—	12%
Latin America	244	263	291	-7%	-16%
Asia(a)	341	288	365	18%	-7%

(in billions of dollars)
Avg. Cards Loans	135	138	140	-2%	-4%
Avg. Retail Banking Loans	148	153	149	-3%	—
Avg. Deposits	302	303	303	—	—
Investment Sales	27	24	27	11%	—
Cards Purchase Sales	83	97	82	-15%	1%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes EMEA Consumer Banking for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.7 billion decreased 2% from the prior year period, with 4% growth in North America offset by a 10% decline in international revenues. On a constant dollar basis, revenues increased 2%, driven by the growth in North America.

GCB net income rose 4% from the prior year period to $1.7 billion, as lower expenses and credit costs were partially offset by lower revenues and the impact of a tax benefit in the prior year period. Operating expenses decreased 7% to $4.6 billion, and decreased 2% in constant dollars, reflecting ongoing efficiency savings partially offset by volume-related expenses.

North America GCB revenues rose 4% to $5.0 billion versus the prior year period, primarily reflecting higher revenues in retail banking. Retail banking revenues rose 18% from the prior year period to $1.3 billion, reflecting 6% growth in average loans, 1% growth in average deposits, increased mortgage origination activity and improved deposit spreads. Current period results also included a gain of approximately $110 million related to the sale of branches in Texas, while the prior year period included a gain of approximately $70 million related to a sale-leaseback transaction. Citi-branded cards revenues of $2.0 billion decreased 1% versus the prior year period, as the impact of lower average loans was partially offset by the impact of 3% growth in purchase sales and an improvement in spreads. Citi retail services revenues increased 1% to $1.6 billion, primarily reflecting the impact of higher spreads and 1% growth in average loans, partially offset by higher contractual partner payments.

North America GCB net income was $1.1 billion, up 12% versus the first quarter 2014, driven by the increase in revenues, lower operating expenses and reduced net credit losses, partially offset by a lower net loan loss reserve release and the impact of a tax benefit in the prior year period. Operating expenses declined 6% versus the prior year period to $2.3 billion, driven by ongoing efficiency savings and a reduction in legal and related and repositioning expenses.

North America GCB credit quality continued to improve as net credit losses of $1.0 billion decreased 13% versus the prior year period. Net credit losses improved versus the prior year period in Citi-branded cards (down 16% to $492 million) and in Citi retail services (down 10% to $433 million). The reserve release in the first quarter 2015 was $99 million, $170 million lower than in the first quarter 2014, as credit continued to stabilize. Delinquency rates improved from the prior year period in both Citi-branded cards and Citi retail services.

International GCB revenues decreased 10% versus the first quarter 2014 to $3.7 billion. In constant dollars, revenues were approximately unchanged versus the prior year period. Revenues in Latin America were approximately unchanged at $1.8 billion, with volume-related growth in Mexico offsetting the impact of business divestitures in the prior year period. In Asia, revenues decreased by 1% to $1.8 billion, as volume growth was more than offset by spread compression and the ongoing impact of regulatory changes in certain markets.

International GCB net income decreased 9% from the prior year period to $590 million. In constant dollars, net income decreased 5% driven by higher operating expenses, partially offset by lower credit costs. Operating expenses in the first quarter 2015 increased 2% (decreased 7% on a reported basis) as the impact of volume growth and higher regulatory and compliance costs were mostly offset by ongoing efficiency savings. Credit costs decreased 6% versus the prior year period (decreased 17% on a reported basis), as a 24% decrease in Asia was partially offset by a 1% increase in Latin America. Net credit losses increased 6% to $590 million (decreased 6% on a reported basis), largely due to volume-related growth. The net credit loss rate was 1.88% of average loans in the first quarter 2015, compared to 1.84% in the prior year period.

Institutional Clients Group ($ in millions)	1Q’15	4Q’14	1Q’14	QoQ%	YoY%
Treasury & Trade Solutions	1,889	1,932	1,921	-2%	-2%
Investment Banking	1,198	1,066	1,053	12%	14%
Private Bank	708	668	670	6%	6%
Corporate Lending(a)	445	433	416	3%	7%
Total Banking	4,240	4,099	4,060	3%	4%
Fixed Income Markets	3,483	2,075	3,929	68%	-11%
Equity Markets	873	470	882	86%	-1%
Securities Services	543	508	485	7%	12%
Other	(94)	(90)	(178)	-4%	47%
Total Markets & Securities Services	4,805	2,963	5,118	62%	-6%
Product Revenues(b)	$9,045	$7,062	$9,178	28%	-1%
Gain / (loss) on Loan Hedges	52	86	(17)	-40%	NM
Total Revenues ex-CVA / DVA(c)	$9,097	$7,148	$9,161	27%	-1%
CVA / DVA	(69)	12	(7)	NM	NM
Total Revenues	$9,028	$7,160	$9,154	26%	-1%

Expenses	$4,632	$4,878	$4,858	-5%	-5%

Net Credit Losses	(2)	121	134	NM	NM
Credit Reserve Build/(Release)(d)	76	42	(107)	81%	NM
Total Cost of Credit	$74	$163	$27	-55%	NM

Net Income	$2,928	$1,646	$2,922	78%	—

Adjusted Net Income(c)	$2,972	$1,639	$2,926	81%	2%

Adjusted Revenues(c)
North America	3,230	2,393	3,562	35%	-9%
EMEA	2,869	2,069	2,752	39%	4%
Latin America	1,074	982	1,103	9%	-3%
Asia	1,924	1,704	1,744	13%	10%

Adjusted Income from Continuing Ops.(c)
North America	968	616	1,305	57%	-26%
EMEA	925	242	780	NM	19%
Latin America	419	280	341	50%	23%
Asia	696	532	526	31%	32%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on loan hedges.  For additional information, please refer to Footnote 7.

(b) Excludes CVA / DVA and gain / (loss) on loan hedges.

(c) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues fell 1% from the prior year period to $9.0 billion. Excluding the impact of CVA/DVA, revenues of $9.1 billion decreased 1% from the prior year period, as higher revenues in Banking and gains on loan hedges were offset by lower revenues in Markets and Securities Services.

Banking revenues of $4.2 billion increased 4% from the prior year period (excluding gain / (loss) on loan hedges in each period), reflecting growth in Investment Banking, Private Bank and Corporate Lending. Treasury and Trade Solutions (TTS) revenues of $1.9 billion decreased 2% versus the prior year period. Excluding the impact of foreign exchange translation, TTS revenues grew 4%, as growth in deposit balances and spreads was partially offset by lower trade revenues. Investment Banking revenues increased 14% versus the prior year period, driven by a 70% increase in advisory revenues to $298 million and a 16% increase in debt underwriting revenues to

$669 million, partially offset by a 23% decrease in equity underwriting revenues to $231 million. Private Bank revenues increased 6% to $708 million from the prior year period (excluding $3 million of CVA/DVA in each period) driven by increased client volumes and growth in capital markets products. Corporate Lending revenues rose 7% versus the prior year period to $445 million (excluding gain / (loss) on loan hedges in each period) reflecting growth in average loans and improvement in mark-to-market adjustments.

Markets and Securities Services revenues of $4.8 billion (excluding negative $72 million of CVA/DVA, versus negative $10 million in the prior year period) fell 6% from the prior year period. Fixed Income Markets revenues of $3.5 billion in the first quarter 2015 (excluding negative $75 million of CVA/DVA, compared to negative $26 million in the prior year period) decreased 11% from the prior year period, primarily driven by lower spread product revenues, partially offset by growth in rates and currencies. Equity Markets revenues of $873 million (excluding $3 million of CVA/DVA, compared to $16 million in the prior year period) decreased 1% versus the prior year period, driven by lower revenues in cash equities partially offset by growth in prime finance. Securities Services revenues of $543 million grew 12% versus the prior year period, reflecting increased activity and higher client balances.

ICG net income was $2.9 billion in the first quarter 2015. Excluding CVA/DVA, net income of $3.0 billion increased 2% from the prior year period, as lower operating expenses were partially offset by the lower revenues and an increase in the cost of credit. ICG operating expenses fell 5% to $4.6 billion driven by the impact of foreign exchange translation, lower legal and related and repositioning expenses, and ongoing efficiency savings,  partially offset by higher regulatory and compliance costs. ICG cost of credit increased by $47 million over the prior year period related to a loan loss reserve build, partially offset by a reduction in net credit losses.

ICG average loans grew 1% versus the prior year period to $276 billion while end of period deposits were unchanged at $571 billion. In constant dollars, average loans were up 4% versus the prior year period, while end of period deposits increased 6%.

Citi Holdings ($ in millions)	1Q’15	4Q’14	1Q’14	QoQ%	YoY%
Total Revenues	$1,834	$1,804	$1,985	2%	-8%

Adjusted Revenues(a)	$1,838	$1,809	$1,971	2%	-7%

Expenses	$1,157	$1,303	$2,018	-11%	-43%

Net Credit Losses	408	417	573	-2%	-29%
Loan Loss Reserve Build/(Release)(b)	(201)	(214)	(350)	6%	43%
Provision for Benefits and Claims	169	167	167	1%	1%
Total Cost of Credit	$376	$370	$390	2%	-4%

Net Income (Loss)	$146	$84	$(284)	74%	NM

Adjusted Net Income(a)	$149	$87	$(292)	71%	NM

EOP Assets ($B)	122	129	151	-5%	-19%
EOP Loans ($B)	62	79	97	-22%	-36%
EOP Deposits ($B)	12	17	62	-29%	-81%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $1.8 billion in the first quarter 2015 included CVA/DVA of negative $4 million, compared to $14 million in the prior year period. Excluding CVA/DVA, Citi Holdings revenues decreased 7% from the prior year period, driven by the overall wind-down of the portfolio. As of the end of the quarter, Citi Holdings assets were $122 billion, 19% below the prior year period, and represented approximately 7% of total Citigroup assets.

Citi Holdings net income, excluding CVA/DVA, was $149 million, an improvement from a loss of $292 million in the prior year period, primarily reflecting lower operating expenses. Citi Holdings operating expenses declined 43% from the prior year period to $1.2 billion, driven by lower legal and related expenses ($80 million in the first quarter 2015, compared to $784 million in the prior year period) as well as the ongoing decline in Citi Holdings assets. Net credit losses decreased 29% from the prior year period to $408 million, primarily driven by continued credit improvements and reductions in the North America mortgage portfolio. The net loan loss reserve release decreased 43% from the prior year period to $201 million, primarily due to lower releases related to the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $3.6 billion at the end of the first quarter 2015, or 5.85% of loans, compared to $6.4 billion, or 6.61% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 40% to $1.7 billion, or 2.88% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	1Q’15	4Q’14	1Q’14	1Q’15	4Q’14	1Q’14
North America
Global Consumer Banking	4,994	5,096	4,790	1,140	1,137	1,018
Institutional Clients Group	3,230	2,393	3,562	968	616	1,305
Total North America	$8,224	$7,489	$8,352	$2,108	$1,753	$2,324

EMEA
Global Consumer Banking	242	260	297	2	(20)	12
Institutional Clients Group	2,869	2,069	2,752	925	242	780
Total EMEA	$3,111	$2,329	$3,049	$927	$222	$792

Latin America
Global Consumer Banking	1,835	2,069	2,083	244	263	291
Institutional Clients Group	1,074	982	1,103	419	280	341
Total Latin America	$2,909	$3,051	$3,186	$663	$543	$632

Asia
Global Consumer Banking	1,591	1,603	1,674	339	308	353
Institutional Clients Group	1,924	1,704	1,744	696	532	526
Total Asia	$3,515	$3,307	$3,418	$1,035	$840	$879

Corporate/Other	$212	$(93)	$223	$(19)	$(3,066)	$(178)

Citicorp	$17,971	$16,083	$18,228	$4,714	$292	$4,448

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)    Excludes, as applicable, CVA / DVA in all periods and the tax item in 1Q’14.  For additional information, please refer to Appendix B.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 90108772.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2015 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2014 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
	Kamran Mumtaz	(212) 793-7682	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA
($ in millions)	1Q’15	4Q’14	1Q’14
Institutional Clients Group
Counterparty CVA(1)	$(140)	$(90)	$(10)
Asset FVA	(38)	(33)	—
Own-Credit CVA(1)	(34)	9	(29)
Liability FVA	56	13	—
Derivatives CVA(1)	$(156)	$(102)	$(39)
DVA on Citi Liabilities at Fair Value	87	114	32
Total Institutional Clients Group CVA / DVA	$(69)	$12	$(7)

Citi Holdings
Counterparty CVA(1)	1	1	17
Asset FVA	(4)	(5)	—
Own-Credit CVA(1)	(2)	(3)	(5)
Liability FVA	1	(0)	—
Derivatives CVA(1)	$(4)	$(6)	$12
DVA on Citi Liabilities at Fair Value	0	1	2
Total Citi Holdings CVA / DVA	$(4)	$(5)	$14
Total Citigroup CVA / DVA	$(73)	$7	$7

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup
($ in millions, except per share amounts)	1Q’15	4Q’14	1Q’14
Reported Revenues (GAAP)	$19,736	$17,899	$20,206
Impact of:
CVA / DVA	(73)	7	7
Adjusted Revenues	$19,809	$17,892	$20,199
Impact of:
FX Translation	—	(367)	(623)
Adjusted Revenues in Constant Dollars	$19,809	$17,525	$19,575

Reported Expenses (GAAP)	$10,884	$14,426	$12,149
Impact of:
FX Translation	—	(301)	(573)
Expenses in Constant Dollars	$10,884	$14,125	$11,576

Reported Net Income (GAAP)	$4,770	$344	$3,944
Impact of:
CVA / DVA	(47)	4	4
Tax Item	—	—	(210)
Adjusted Net Income	$4,817	$340	$4,150
Preferred Dividends	128	159	124
Adjusted Net Income to Common	$4,689	$181	$4,026
Reported EPS (GAAP)	$1.51	$0.06	$1.23
Impact of:
CVA / DVA	(0.02)	0.00	0.00
Tax Item	—	—	(0.07)
Adjusted EPS	$1.52	$0.06	$1.30
Average Assets ($B)	$1,852	$1,900	$1,888

Adjusted ROA	1.05%	0.07%	0.89%

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues (GAAP)	$17,902	$16,095	$18,221
Impact of:
CVA / DVA	(69)	12	(7)
Adjusted Revenues	$17,971	$16,083	$18,228
Impact of:
FX Translation	—	(343)	(564)
Adjusted Revenues in Constant Dollars	$17,971	$15,740	$17,664

Reported Expenses (GAAP)	$9,727	$13,123	$10,131
Impact of:
FX Translation	—	(281)	(516)
Expenses in Constant Dollars	$9,727	$12,842	$9,615

Reported Net Income (GAAP)	$4,624	$260	$4,228
Impact of:
CVA / DVA	(44)	7	(4)
Tax Item	—	—	(210)
Adjusted Net Income	$4,668	$253	$4,442

Institutional Clients Group
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues (GAAP)	$9,028	$7,160	$9,154
Impact of:
CVA / DVA	(69)	12	(7)
Adjusted Revenues	$9,097	$7,148	$9,161

Reported Net Income (GAAP)	$2,928	$1,646	$2,922
Impact of:
CVA / DVA	(44)	7	(4)
Adjusted Net Income	$2,972	$1,639	$2,926

Corp / Other
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Net Income (GAAP)	$(34)	$(3,072)	$(361)
Impact of:
Tax Item	—	—	(210)
Adjusted Net Income	$(34)	$(3,072)	$(151)

Citi Holdings
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues (GAAP)	$1,834	$1,804	$1,985
Impact of:
CVA / DVA	(4)	(5)	14
Adjusted Revenues	$1,838	$1,809	$1,971

Reported Net Income (GAAP)	$146	$84	$(284)
Impact of:
CVA / DVA	(3)	(3)	8
Adjusted Net Income	$149	$87	$(292)

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Citigroup
($ in Billions)	1Q’15	4Q’14	1Q’14
Reported EOP Loans	$621	$645	$664
Impact of FX Translation	—	(7)	(24)
EOP Loans in Constant Dollars	$621	$637	$641

Reported EOP Deposits	$900	$899	$966
Impact of FX Translation	—	(14)	(42)
EOP Deposits in Constant Dollars	$900	$886	$924

Citicorp
($ in Billions)	1Q’15	4Q’14	1Q’14
Reported EOP Loans	$559	$565	$567
Impact of FX Translation	—	(7)	(22)
EOP Loans in Constant Dollars	$559	$558	$546

Reported EOP Deposits	$888	$883	$904
Impact of FX Translation	—	(14)	(39)
EOP Deposits in Constant Dollars	$888	$869	$865

Institutional Clients Group
($ in Billions)	1Q’15	4Q’14	1Q’14
Reported Average Loans	$276	$277	$272
Impact of FX Translation	—	(4)	(8)
Average Loans in Constant Dollars	$276	$273	$264

Reported EOP Deposits	$571	$555	$569
Impact of FX Translation	—	(10)	(28)
EOP Deposits in Constant Dollars	$571	$545	$541

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

Int’l Consumer Banking
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues	$3,668	$3,932	$4,054
Impact of FX Translation	—	(197)	(371)
Revenues in Constant Dollars	$3,668	$3,735	$3,683

Reported Expenses	$2,260	$2,478	$2,432
Impact of FX Translation	—	(122)	(220)
Expenses in Constant Dollars	$2,260	$2,356	$2,212

Reported Credit Costs	$593	$701	$717
Impact of FX Translation	—	(51)	(84)
Credit Costs in Constant Dollars	$593	$650	$633

Reported Net Income	$590	$548	$649
Impact of FX Translation	—	(3)	(28)
Net Income in Constant Dollars	$590	$545	$621

Latin America Consumer Banking
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues	$1,835	$2,069	$2,083
Impact of FX Translation	—	(142)	(255)
Revenues in Constant Dollars	$1,835	$1,927	$1,828

Reported Expenses	$1,080	$1,245	$1,203
Impact of FX Translation	—	(76)	(132)
Expenses in Constant Dollars	$1,080	$1,169	$1,071

Asia Consumer Banking(1)
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues	$1,833	$1,863	$1,971
Impact of FX Translation	—	(55)	(116)
Revenues in Constant Dollars	$1,833	$1,808	$1,855

Reported Expenses	$1,180	$1,233	$1,229
Impact of FX Translation	—	(46)	(88)
Expenses in Constant Dollars	$1,180	$1,187	$1,141

(1)  Includes EMEA Consumer Banking for all periods presented.

Treasury and Trade Solutions
($ in millions)	1Q’15	4Q’14	1Q’14
Reported Revenues	$1,889	$1,932	$1,921
Impact of FX Translation	—	(51)	(105)
Revenues in Constant Dollars	$1,889	$1,881	$1,816

Appendix D: Non-GAAP Financial Measures - Common Equity Tier 1 Capital Ratio and Components(1),(2)

($ in millions)	3/31/2015(3)	12/31/2014	3/31/2014

Citigroup Common Stockholders’ Equity(4)	$202,782	$199,841	$201,003
Add: Qualifying noncontrolling interests	146	165	177
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(5)	(823)	(909)	(1,127)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(6)	332	279	170
Intangible Assets:
Goodwill, net of related deferred tax liabilities(7)	22,448	22,805	24,314
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	4,184	4,373	4,692
Defined benefit pension plan net assets	897	936	1,178
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards, and excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(8)	33,945	35,925	40,268

Common Equity Tier 1 Capital (CET1)	$141,945	$136,597	$131,685

Risk-Weighted Assets (RWA)	$1,288,104	$1,292,605	$1,260,133

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.0%	10.6%	10.5%

(1)         Citi’s Common Equity Tier 1 Capital Ratio and related components reflect full implementation of the U.S. Basel III rules.  Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(2)         Certain reclassifications have been made to the prior periods’ presentation to conform to the current period’s presentation.

(3)         Preliminary.

(4)         Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(5)         Citi’s Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(6)         The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital.

(7)         Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(8)         Aside from MSRs, reflects other DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.

Appendix E: Non-GAAP Financial Measures - Tangible Book Value Per Share

(in millions, except per share amounts)	3/31/2015(1)
Total Citigroup Stockholders’ Equity	$214,620
Less: Preferred Stock	11,968
Common Equity	$202,652
Less: Intangible Assets:
Goodwill	23,150
Intangible Assets (other than MSRs)	4,244
Goodwill and Intangible Assets (other than MSRs) related to Assets Held-for-Sale	297
Tangible Common Equity (TCE)	$174,961
Common Shares Outstanding at Quarter-end (CSO)	3,034
Tangible Book Value Per Share (TCE / CSO)	$57.66

(1)  Preliminary.

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; funding valuation adjustments (FVA) on derivatives; and debt valuation adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). See Appendix A. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

(2) Preliminary. Citigroup’s Common Equity Tier 1 Capital ratio under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s Common Equity Tier 1 Capital ratio and its related components are subject to, among other things, ongoing regulatory supervision, including review and approval of Citi’s credit, market and operational risk models, additional refinements, modifications or enhancements (whether required or otherwise) to these models and any further implementation guidance in the U.S. For the composition of Citigroup’s Common Equity Tier 1 Capital and ratio, see Appendix D.

(3) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR) under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s SLR represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE is the sum of the daily average of on-balance sheet assets for the quarter and the average of certain off-balance sheet exposures calculated as of the last day of each month in the quarter, less applicable Tier 1 Capital deductions. Citigroup’s SLR and related components are subject to, among other things, ongoing regulatory supervision and any further implementation guidance in the U.S.

(4) Tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(5) First quarter 2014 results included a $210 million tax charge (recorded in Corporate/Other) related to corporate tax reforms enacted in two states.  These reforms lowered marginal tax rates, resulting in a reduction in Citigroup’s state deferred tax assets.  Citigroup’s results of operations, excluding this tax item, are non-GAAP financial measures.  For a reconciliation of these measures to reported results, see Appendix B.

(6) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices B and C.

(7) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.